CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-291964, 333-291194, 333-290550, 333-258818, 333-267478, 333-279155, 333-287729, 333-287730, 333-288390 and 333-278699) and Form S-8 (File Nos. 333-291652, 333-284139, 333-265698, 333-267811, 333-281893 and 333-283480) of our reports dated July 29, 2026 with respect to the financial statements of Applied Digital Corporation (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended May 31, 2026.
/s/ CBIZ CPAs P.C.
New York, NY
July 29, 2026